Exhibit 3.1

CERTIFICATE OF WITHDRAWAL OF CERTIFICATE OF DESIGNATION,

PREFERENCES, AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

COMPREHENSIVE CARE CORPORATION

COMPREHENSIVE CARE CORPORATION, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors, at a meeting of its members held on March 9, 2009, adopted a the recitals and resolutions withdrawing the Certificate of Designation, Preferences, and Rights of Series A Convertible Preferred Stock, which resolution is as follows:

WHEREAS, the Board of Directors, at a meeting of its members held on June 14, 2005, adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of fourteen thousand four hundred (14,400) shares of the Corporation’s Preferred Stock, par value $50.00 per share (the “Series A Certificate”);

WHEREAS, no shares of Series A Convertible Preferred Stock currently remains outstanding and no such shares of Series A Convertible Preferred Stock shall be issued in the future;

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its stockholder to withdrawal the Series A Certificate and return all of the shares of Preferred Stock previously designated as Series A Convertible Preferred Stock to authorized Preferred Stock available for issuance in accordance with the Company’s current certificate of incorporation and bylaws;

NOW, THEREFORE, BE IT RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby withdraws the Series A Certificate and returns all previously designated shares of Series A Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board of Directors, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Withdrawal of the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution; and finally

BE IT RESOLVED, that when such certificate of withdrawal becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series A Certificate with respect to the Series A Convertible Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal to be signed by and attested by its duly authorized officers this 31st day of March, 2009.

COMPREHENSIVE CARE CORPORATION

By:	/s/ GIUSEPPE CRISAFI
Name:	Giuseppe Crisafi
Title:	Chief Financial Officer

ATTEST:

/s/ SCOTT BATES